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                                                                    EXHIBIT 6(d)




                               11% PROMISSORY NOTE


$--------------
                                                              November __, 2000
                                                              New York, New York

              FOR VALUE RECEIVED, the undersigned, United Network Marketing Services, Inc., a Delaware corporation (the "Company"), having an address at 575 Madison Avenue, New York, New York 10022, promises to pay on May 31, 2002 to the order of ________________________, or his assigns or successors by operation of law or otherwise, at Payee's address, _____________________________, or at such other place as the holder of this Note may designate from time to time in writing, the amount of _________________________ ($___________) (the "Principal
Amount") in immediately available funds, together with interest thereon at the rate of eleven percent (11%) a year, such interest to be payable semi-annually commencing May 31, 2001 and continuing thereafter until this Note has been paid in full.

              1. LOST OR STOLEN NOTE CERTIFICATES. If this Note is lost, stolen, mutilated or destroyed, the Company shall, on such terms as to indemnity or otherwise as the Company may reasonably impose, issue a new Note of like denomination, tenor and date. Any such new Note shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Note shall be at any time enforceable by anyone.

              2. SUCCESSORS AND ASSIGNS. This Note shall inure to the benefit of and be binding upon the Holder hereof, the Company and their respective successors and assigns.

              3. NOTICES. All notices required hereunder shall be in writing and shall be deemed given when telegraphed, delivered personally or within two (2) days after mailing when mailed by certified, or registered mail, return receipt requested, to the party to whom such notice is intended, at the address of such party as set forth on the first page hereof, or at such other address of which the Company or Holder has been advised by the notice hereunder.

              4. GOVERNING LAW. The validity, interpretation and performance of this Note and of the terms and provisions hereof shall be governed by the laws of the State of New York applicable to agreements entered into and performed entirely in such state.

              5. EVENTS OF DEFAULT; ACCELERATION. Upon the occurrence of any Default (as hereinafter defined) this Note, together with all accrued and unpaid interest thereon shall, at the option of the Holder hereof exercised by written notice given to the Company, become immediately due and payable and from and after such Default the then unpaid principal balance hereunder shall continue to bear interest at the rate of 11% a year until paid in full.



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As used herein, the term Default shall mean any of the following events:

                     (i) The Company shall default in the payment of the principal sum or any installment of interest due hereunder and such default shall continue for a period of more than 30 days; or

                     (ii) The Company shall make an assignment for the benefit of creditors, or a trustee shall be appointed for the Company or for any of its properties or any proceedings by or against the Company under any bankruptcy law or statute shall be commenced which shall continue undischarged for a period of 45 days.

              6. PREPAYMENT. The Company shall have the right to prepay this Note or any part hereof at any time, or from time to time, without penalty.

              7. WAIVER. The Company hereby waives presentment for payment, notice of dishonor, protest and notice of protest and other notices of every kind, and, to the fullest extent permitted by law, all rights to plead any statute of limitations as a defense to any action hereunder. No delay on the part of the holder hereof in exercising any rights hereunder shall operate as a waiver of such rights.

              8. COLLECTION COSTS. The Company agrees to pay all of the out of pocket costs and expenses (including the reasonable fees and disbursements of counsel) that the Holder hereof may incur in connection with the enforcement of its rights hereunder.

              9. AMENDMENT. No amendment modification, or waiver of any provision of this Note, nor consent to any departure by the Company therefrom shall in any event be effective unless the same shall be in writing and signed by the holder hereof and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice of demand in the same, similar or other circumstances.

              10. SEVERABILITY. In case one or more of the provisions contained in this Note shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.


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              IN WITNESS WHEREOF the Company has hereunto set its hand by its duly authorized officers as of the day and year first above written.


                                         UNITED NETWORK MARKETING SERVICES, INC.



                                         By:_________________________________







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